UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2010

Remediation Services, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-52235 (Commission File Number)	75-2834498 (IRS Employer Identification No.)

4th Floor Tower B. Wanliuxingui Building,

No. 28 Wanquanzhuang Road, Haidian District, Beijing, 100089  China

(Address of principal executive offices and zip code)

(86) 010-5872-0171

(Registrant’s telephone number including area code)

1111 Hughes Court Wylie, Texas 75098
(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form 8-K that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Registrant’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Item 1.01	Entry into a Material Definitive Agreement.

Share Exchange Agreement

On February 26, 2010 (the “Closing Date”), Remediation Services, Inc. (the “Company,” “we,” “our” or “us”) entered into a Share Exchange Agreement (the “Exchange Agreement”), by and among (i) China LianDi Clean Technology Engineering Ltd. (“China LianDi”) and China LianDi’s shareholders, SJ Asia Pacific Ltd., a company organized under the laws of the British Virgin Islands, which is a wholly-owned subsidiary of SJI Inc., a Jasdaq listed company organized under the law of Japan, China Liandi Energy Resources Engineering Technology Limited, a company organized under the laws of the British Virgin Islands, Hua Shen Trading (International) Limited, a company organized under the laws of the British Virgin Islands, Rapid Capital Holdings Limited, a company organized under the laws of the British Virgin Islands, and TriPoint Capital Advisors, LLC, a limited liability company organized under the laws of Maryland (collectively, the “China LianDi Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of China LianDi (the “China LianDi Shares”) and (ii) Reed Buley, our former principal stockholder (“Buley”). Pursuant to the terms of the Exchange Agreement, the China LianDi Shareholders transferred to us all of the China LianDi Shares in exchange for the issuance of 27,354,480 shares of our common stock, par value $0.001 per share (“Common Stock”) (such transaction, the “Share Exchange”). As a result of the Share Exchange, we are now a holding company, which through certain contractual arrangements with operating companies in the People’s Republic of China (“China” or the “PRC”), provides downstream flow equipment and engineering services to the leading petroleum and petrochemical companies in the PRC.

Immediately prior to the Share Exchange, 4,690,000 shares of our Common Stock then outstanding were cancelled and retired, so that immediately prior to the Private Placement described in Item 3.02 of this Current Report on Form 8-K, we had 28,571,430 shares issued and outstanding. China LianDi also deposited $275,000 into an escrow account which amount was paid to Buley, owner of the cancelled shares, as a result of the Share Exchange having been consummated.

Securities Purchase Agreement

Immediately after the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors listed on Exhibit A thereto (collectively, the “Investors”) for the issuance and sale in a private placement of 787,342 units (the “Units”) at a purchase price of $35 per Unit, consisting of, in the aggregate, (a) 7,086,078 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of Common Stock, (b) 787,342 shares of Common Stock (the “Shares”), (c) three-year Series A Warrants to purchase up to 1,968,363 shares of Common Stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”), and (d) three-year Series B Warrants to purchase up to 1,968,363 shares of Common Stock, at an exercise price of $5.75 per share (the “Series B Warrant Shares”), for aggregate gross proceeds of approximately $27.56 million (the “Private Placement”).

Registration Rights Agreement

In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares, the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 30 calendar days of the Closing Date, and to have the registration statement declared effective within 150 calendar days of the Closing Date or within 180 calendar days of the Closing Date in the event of a full review of the registration statement by the SEC. If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each investor, at the rate of 2% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any Registrable Shares that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

Securities Escrow Agreement

We also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, delivered into an escrow account 1,722,311 shares of Common Stock to be used as a share escrow for the achievement of a Fiscal Year 2011 net income performance threshold of $20.5 million. With respect to the 2011 performance year, if we achieve less than 95% of the 2011 performance threshold, then the escrowed shares for such year will be delivered to the Investors in the amount of 86,115.55 shares (rounded up to the nearest whole share and pro rata based on the number of shares of Series A Preferred Stock owned by such Investor at such date) for each full percentage point by which such threshold was not achieved up to a maximum of 1,722,311 shares.

Lock-up Agreement

On the Closing Date, we and China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, entered into a lock-up agreement whereby such entity is prohibited from selling our securities until six (6) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement. For one (1) year thereafter, it will be permitted to sell up to 1/12 of its initial holdings every month.

A copy of the Exchange Agreement, the Purchase Agreement, the Registration Rights Agreement, the Securities Escrow Agreement and the Lock-Up Agreement are incorporated herein by reference and are filed as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K. The description of the transactions contemplated by such agreements set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of China LianDi in exchange for the issuance in the aggregate of 27,354,480 shares of Common Stock to the China LianDi Shareholders resulting in China LianDi becoming our wholly owned subsidiary. As a result, we are now a holding company, which through certain contractual arrangements with operating companies in the PRC, provides downstream flow equipment and engineering services to the leading petroleum and petrochemical companies in the PRC.

Business

Company Background

China LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through our four operating subsidiaries, which are Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd. and Beijing JianXin Petrochemical Engineering Ltd., we: (i) distribute a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as provide associated value-added technical services; (ii) provide systems integration services; and (iii) develop and market proprietary optimization software for the polymerization process. We are a pioneer in modernizing China’s delayed coking industry as we will be the first to install clean and safe enclosed unheading units which we expect to launch in the fall of 2010. We ultimately intend to assemble unheading units for the delayed coking process in China (unheading units are used in delayed coking to “unhead” or open the coke drum for the removal of the residual coke). Such a facility would be the first of its kind in the PRC. Our products and services are provided both bundled or individually, depending on the needs of the customer.

Hua Shen Trading (International) Ltd. (“Hua Shen HK”) is a company organized under the laws of Hong Kong Special Administration Region of the PRC and was incorporated in 1999. Beginning in 2005, Hua Shen HK started to distribute industrial equipment for the petroleum and petrochemical industry, and became a pioneer company for the imported petroleum and petrochemical equipment industry. Currently, Hua Shen HK has become a qualified supplier for China Petroleum & Chemical Corporation, China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation and ChemChina Group Corporation.

Petrochemical Engineering Ltd. (“PEL HK”) was established in Hong Kong PRC under the laws of Hong Kong Special Administration Region of the PRC in 2007. This company primarily distributes petroleum and petrochemical equipment and provides related technical services. Currently, PEL HK has become a qualified supplier for China National Petroleum Corporation, China National Offshore Oil Corporation, SinoChem Corporation, ChemChina Group Corporation and China Shenhua Energy Company Limited.

Bright Flow Control Ltd. was established in Hong Kong PRC in 2007. This company is mainly engaged in the distribution of petrochemical equipment.

Beijing JianXin Petrochemical Technology Development Ltd. (“Beijing JianXin”) was incorporated in Beijing, PRC in 2008, and is a wholly-owned subsidiary of Petrochemical Engineering Ltd. Beijing JianXin is mainly engaged in distributing industrial oil and gas equipment and providing related technical and engineering services, developing and marketing optimization software for the polymerization process and providing clean technology solutions for the delayed coking industry. Our customers are large domestic Chinese petroleum and petrochemical companies and other energy companies. Currently, Beijing JianXin has five software copyrights and is qualified as a “software enterprise” that can benefit from an income tax exemption for two years beginning with its first profitable year and a 50% tax reduction to a rate of 12.5% for the subsequent three years. We believe this helps strengthen our position as an industry leader in the clean technology area and contribute to our rapid growth.

Industry and Market Overview

China Petroleum and Petrochemical Industries

China consumed an estimated 7.8 million barrels per day (bbl/d) of oil in 2008, making it the second-largest oil consumer in the world behind the United States. During that same year, China produced an estimated 4.0 million bbl/d of total oil liquids, of which 96 percent was crude oil. China’s net oil imports were approximately 4.1 million bbl/d in 2009, again making it the second-largest net oil importer in the world behind the United States. Energy Information Administration (EIA) forecasts that China’s oil consumption will continue to grow during 2010, with oil demand reaching 8.2 million bbl/d in 2010. This anticipated growth of over 390,000 bbl/d between 2008 and 2010 represents 31 percent of the projected world oil demand growth in non-OECD countries according to the July 2009 Short-Term Energy Outlook. According to Oil & Gas Journal (OGJ), China had 16 billion barrels of proven oil reserves as of January 2009.

China’s national oil companies (NOCs) wield a significant amount of influence in China’s oil sector. Between 1994 and 1998, the Chinese government reorganized most state-owned oil and gas assets into two vertically integrated firms: the China National Petroleum Corporation (CNPC) and the China Petroleum and Chemical Corporation (Sinopec). These two conglomerates operate a range of local subsidiaries, and together dominate China’s upstream and downstream oil markets. CNPC remains the much larger NOC and is the leading upstream participant in China. CNPC, along with its publicly-listed arm PetroChina, accounts for roughly 60 percent and 80 percent of China’s total oil and gas output, respectively. Sinopec, on the other hand, has traditionally focused on downstream activities such as refining and distribution with these sectors making up 76 percent of the company’s revenues in 2007.

Additional state-owned oil firms have emerged in the competitive landscape in China over the last several years. The China National Offshore Oil Corporation (CNOOC), which is responsible for offshore oil exploration and production (“E&P”), has seen its role expand as a result of growing attention to offshore zones. Also, the Company has proven to be a growing competitor to CNPC and Sinopec by not only increasing its E&P expenditures in the South China Sea but also extending its reach into the downstream sector particularly in the southern Guangdong Province through its recent 300 billion yuan investment plan. The Sinochem Corporation and CITIC Group have also expanded their presence in China’s oil sector, although their involvement in the oil sector remains dwarfed by CNPC, Sinopec, and CNOOC. The government intends to use the stimulus plan to enhance energy security and strengthen Chinese NOCs’ global position by offering various incentives to invest in both upstream and downstream oil markets.

China Oil Refineries

China had 6.4 million bbl/d of crude oil refining capacity at 53 facilities as of January 2009, according to OGJ. Other sources report higher refinery capacity at the end of 2008. China’s National Energy Administration’s (NEA) goal is to raise refining capacity to 8.8 million bbl/d by 2011. According to the BP Statistical Review of World Energy, refinery utilization in China increased from 67 percent in 1998 to 89 percent in 2008.

Sinopec and CNPC are historically the two dominant providers in China’s oil refining sector, accounting for 50 percent and 35 percent of the capacity, respectively. However, CNOOC entered the downstream arena and commissioned the company’s first refinery, the 240,000 bbl/d Huizhou plant, in March 2009 in order to process the high-sulfur crudes from its Bohai Bay fields. Sinochem has also proposed a number of new refineries, and national oil companies from Kuwait, Saudi Arabia, Russia, and Venezuela have entered into joint-ventures with Chinese companies to build new refining facilities. Sinopec and PetroChina plan to commission about 450,000 bbl/d and 400,000 bbl/d, respectively, of expansion and greenfield capacity by 2011 according to industry sources. In light of the recent economic downturn, some firms have postponed launching refinery projects until product demand picks up again. Also, the National Development and Reform Commission (NDRC) outlined in May 2009 that it plans to eliminate refineries of 20,000 bbl/d with inefficient equipment and ban any new projects in efforts to encourage economies of scale and energy efficiency measures. In addition, PetroChina (CNPC) is branching out to acquire refinery stakes in other countries in efforts to move downstream and secure more global trading and arbitrage opportunities. The Company recently purchased a 45.5 percent stake in Singapore Petroleum for $1 billion, and received approval to purchase 49 percent of Nippon Oil’s Osaka refinery in Japan in June 2009.

The expansive refining sector has undergone modernization and consolidation in recent years, with dozens of small refineries, accounting for about 20 percent of total fuel output, shut down and larger refineries expanding and upgrading their existing systems.

China Oil Prices

The Chinese government decided to launch a fuel tax and reform of the country’s product pricing mechanism in December 2008 to tie retail oil product prices more closely to international crude oil market, attract downstream investment, ensure profit margins for refiners, and reduce energy intensity caused by distortions in the market pricing. When international crude oil prices skyrocketed in mid-2008, the capped fuel prices downstream caused some refiners, especially the smaller refiners, to cease production causing supply shortfalls and the major NOCs, particularly Sinopec, to incur substantial profit losses. In order to stem state-refiners’ losses during the first half of last year, the government issued value added tax rebates on fuel imports and some direct subsidies.

China is currently taking advantage of the economic recession to liberalize its pricing system and encourage more market responsiveness. When fuel prices fluctuate more than 4 percent of the average crude oil price of three grades for over 22 consecutive working days, the NDRC can alter the ex-refinery price. The government also sets transportation charges, processing costs, and refining margins (5 percent when crude prices are below $80/bbl). Additionally, a consumption tax and value-added tax is added for gasoline and diesel fuels. These taxes are set to replace six transportation fees established by local authorities.

Imports of Heavy Crude Oil

China has swelled into the world’s second-largest consumer of oil. According to government statistics, China’s imports have grown from about 6 percent of its oil needs a decade ago, to roughly one-third in 2004 and are forecast to rise to 60 percent by 2020. China has emerged from being a net oil exporter in the early 1990s to become the world’s second-largest net importer of oil in 2009. Despite the economic slowdown in exports and domestic demand in the past year, China’s demand for energy remains high. China has turned to the Middle East, South America, Russia, Central Asia and Africa for sources of crude oil. The Middle East remains the largest source of China’s oil imports, although African countries also contribute a significant amount. According to FACTS Global Energy, China imported 3.6 million bbl/d of crude oil in 2008, of which approximately 1.8 million bbl/d (50%) came from the Middle East, 1.1 million bbl/d (30%) from Africa, 101,000 bbl/d (3%) from the Asia-Pacific region, and 603,000 bbl/d (17%) came from other countries. In 2008, Saudi Arabia and Angola were China’s two largest sources of oil imports, together accounting for over one-third of China’s total crude oil imports. Recently, China has taken bold steps to significantly increase its oil imports from Venezuela. The Chinese government has signed contracts with Venezuela for purchase contracts and production projects, as part of an effort to diversify and increase oil imports from Venezuela to 1 million bbl/d from the existing 400,000 bbl/d. In addition, China’s largest oil producer, China National Petroleum Corp (CNPC) and China National Offshore Oil Corp (CNOOC) have signed agreements to develop oil and gas resources in Venezuela. The sound relationship between the Chinese and Venezuelan governments will contribute to a greater number of partnerships between Chinese oil production companies and the Venezuelan oil and gas resources, increasing oil imports from Venezuela.

As China diversifies its crude oil import sources and expands oil production domestically, state-owned refiners will have to adjust to the changing crude slate. Traditionally, many of China’s refineries were built to handle relatively light and sweet crude oils, such as Daqing and other domestic sources. However, the viscosity and specific gravity of crude oil from South America and Africa are both higher than the other countries from which China traditionally acquired imports, especially the heavy crude oil with high resin from Venezuela. Because delayed coking unit technology is necessary for processing this crude oil, the increase in heavy crude oil imports will increase demand for unheading units. Furthermore, China’s growing dependence on heavy crude oil imports from Venezuela will make it necessary for refineries across China to acquire advanced technology for the delayed coking process.

China Environmental Regulations

In recent years, the Chinese government has made protection of the environment a priority, strengthening its environmental legislation. In 2005, the Chinese government’s State Environmental Protection Administration enacted a new, far-reaching regulatory and environmental initiative including reduced total emissions by 15% and increasing China’s energy efficiency by 30%. Furthermore, each province in China has followed the central government’s directive and established their own target to pollution issues that affect their province. Most of the provinces pollution reduction targets have focused on air pollution caused largely by sulfur dioxide emissions and water pollution. Also, since China entered the World Trade Organization in 2001 and has begun to play an increasingly larger role in international politics, the government has been held more accountable for its climate footprint. At the Copenhagen Climate Conference, the central Chinese government pledged to cut emissions by 40 percent and is expected to agree to new targets to reduce pollution at the next U.N. Climate Summit in Mexico City December 2010.

Our Principal Products and Services

Our principal products and services include:

•	distributing a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as providing associated value-added technical services;

•	providing systems integration services; and

•	developing and marketing proprietary optimization software for the polymerization process.

Enclosed Unheading Units

We have had a close relationship with manufactures of industrial valves and delayed coking unheading systems. We will install the first totally enclosed unheading units in China in the fall of 2010 for Sinochem Quanzhou. In addition, we are in discussions to build the first facility in China to manufacture select supporting components and assemble DeltaValve’s unheading units. We would be responsible for the land purchase and facility construction. We have already identified the Tianjin Binhai Development Zone as the location. This facility will allow us to significantly increase our gross margin on the sale of unheading units.

The DeltaValve unheading unit has significant safety advantages over all other currently available unheading equipment because it eliminates exposure risks to personnel and the atmosphere. With a fully automated system, workers are safely able to conduct unheading delayed coking remotely and mitigate potential dangers. In addition, these unheading units significantly increase refinery throughput and lower operation costs.

An unheading unit with one-million ton annual capacity can generate a total economic benefit of $7.4 million for our customers for the following reasons:

•	cost per unit installation is $3 million, and total cost for an upgraded delayed coking system is recouped typically within one year;

•	30%-40% less expensive to buy than the competing product from Z&J Technologies GmbH;

•	shorter cycle times and reduced maintenance expenses;

•	lower costs for water usage and wastewater treatment;

•	increased ability to process inferior grades of crude oil; and

•	25% tax deduction for energy saving and environment-friendly products.

Delayed coking, a thermal cracking process achieved through heating crude oil to extremely high temperatures and pumping it into large pressurized drums, is the most efficient and cost-effective solution for refining a range of inferior-grade domestic and imported crude oil.

Currently there are 120 existing coking units in China that could potentially benefit from a totally enclosed unheading unit. The number of coking units is expected to grow at a rate of 10% annually and is projected to have a market size of almost $1 billion over the next 10 years, of which we expect significant penetration.

Distribution & Technical Services

We distribute hundreds of different types of valves and related equipment from manufacturers/suppliers such as Cameron (NYSE: CAM) and Poyam Valves. We also provide related value-added technical services to manufacturers and petroleum and petrochemical companies. We provide invaluable locally customized technical services for international companies who sell products in China but who do not have local offices. For these companies, we offer our services by enlisting our engineers on the ground to provide localized services for their products. Our technical services include, but are not limited to: communicating with the R&D arms of the large Chinese oil companies; verifying and confirming the specification of products; and product inspecting, maintenance and debugging assistance.

Currently we are negotiating with a large manufacturer to set up its valve technology service center in China. We will provide their technical services and conduct marketing campaigns in the Chinese market. We have also provided technical services to principle European manufacturers and assisted one to become the vender of block valves for the second line in the West-East Gas Pipeline Project.

Systems Integration

We provide systems integration services for self-control of the chemical production process. This process includes integration of storage operations and transportation of valve instruments from tank farms, as well as providing upgrading services of programmable logic controllers with instrument systems. Currently, we are undertaking systematic integrations of operations in several chemical plant tank farm projects.

Software

Polymerization reaction is very important in the petrochemical process. It converts ethylene, propylene and other major gas-phase products into solid products which in turn can be further processed.  Polymerization provides raw materials for downstream industries. The conditions important to the polymerization reaction process are mainly temperature, pressure, flow, liquid level and the catalyst. Prior to using a new process or before a catalyst is put into mass production, as well as before products are officially used, the process needs to be tested. Our software helps test the processes by producing data collection, performance analysis and process optimization indications. Polymerization reaction data collection and analysis software provides production process automation control. Our software can also be applied to other industries including the coal and steel industries.

Depending on customers’ needs, our products and services may be bundled together or provided individually.

Our Competitive Strengths

As an industry innovator, our competitive strengths include:

Product  advantages

We import high-quality petroleum and petrochemical valves and distribute them to our domestic clients who are large petroleum and petrochemical companies located and operating in China. Our suppliers are global and reputable industrial equipment manufacturers with leading technology among their competitors. Our international suppliers include Cameron, DeltaValve and Poyam Valves. We also work with the R&D subsidiaries of CNPC and Sinopec, as well as other independent research institutes, to determine standards in the petroleum and petrochemical industries. Our software is used by petrochemical companies during the polymerization reaction of ethylene production for data collection, performance analysis and process optimization. We believe it has several advantages over similar products, including lower costs, better quality control, improved process optimization and customization to individual customers.

Client relationship advantages

Most of the petroleum and petrochemical companies are very large state-owned enterprises in China which set high standards and thresholds for products and services providers. We have agreements with the three largest industry leaders, China National Offshore Oil Corporation, Sinochem Group and China Nation Petroleum Corporation, to provide equipment and technical services to them. Our key management personnel have at least 10-20 years of experience in the industry and have established broad channels and networks within the industry.

Research and development advantage

We have partnered with the leading industrial research and development institutions throughout China to develop standards for the petroleum and petrochemical industries, which has led to the development of our integrated products and services and their achievement of a higher level of technological sophistication as compared with our competitors. We currently have approximately 120 employees, many from China’s largest petroleum and petrochemical companies and research and development subsidiaries and possessing extensive technology and R&D capabilities.

Comprehensive localized system integration advantage

We have accumulated more than five years of comprehensive system integration services experience with a relatively stable base of clients and products and an effective operational team. This experience has allowed us to emerge as a high-end integrator of industrial products and related engineering services. We have the ability to understand our customers’ current systems and needs, and then design the total solution to integrate international products and technologies with their local systems.

Clean technology advantage

We are a pioneer in modernizing China’s delayed coking industry by being the first company to bring DeltaValve’s affordable, environment-friendly, safe and maintenance-free coke-drum enclosed unheading system to the Chinese marketplace. The delayed coking process produces more pollution than any other refining step. The totally enclosed unheading units we distribute and install significantly reduce emissions. Given the Chinese government’s aggressive industry targets to reduce air pollution, traditional delayed coking units will have to be updated. In addition, our product is superior in price, performance and reliability.

Benefit from income tax policy

Our PRC Subsidiary, Beijing JianXin, has been qualified as a software enterprise by the related government authorities. Accordingly, Beijing JianXin can benefit from an income tax exemption for two years beginning with its first profitable year of 2009 and a 50% tax reduction to a rate of 12.5% for the subsequent three years. This tax benefit will reduce the capital demands in our operating activities and allow us to invest more funding into long-term projects and to better serve our clients.

Elite workforce

Currently, many of our senior managers and engineers have significant prior experience in the petroleum and petrochemical industry. Many of our employees have graduated from petrochemical based institutions and colleges. Our executive team has over 100 years of management experience in the aggregate and provides excellent operating and technical administration for our company.

Healthy financial growth

We are projecting 100% year-to-year net income growth for fiscal year 2010 ending March 31, 2010, compared with that of 2009, and 67.7% year-to-year projected organic net income growth to $25 million for fiscal year 2011.

Supplier Relationships

We distribute high quality, world-renowned products of international suppliers, which affords us a distinctive reputation and significant profit. We have close relationships with world-famous brand name manufacturers, and remain the largest distributor of many of their products in China.

Growth Strategy

We plan to strengthen our leading position as the industry innovator and achieve rapid growth through the following strategies:

•
Product localization: we plan to localize our products by establishing a manufacturing and assembly facility in China, which will significantly decrease our costs and increase our competitive strength;

•
Strengthen our research and development effort to increase the functions and the stability of our optimization software to increase the sales volume of our software products which have a relatively high gross margin; and

•	Expand our distribution channels and network by increasing the sales force to collect more industrial information and enhance the communication with existing potential clients.

Corporate Structure

Our current corporate structure is set forth below:

Competition

China LianDi competes against other companies which seek to provide the Chinese petroleum refinery industry with a wide range of petroleum and petrochemical valves and equipment and associated technical and engineering services. Much like China LianDi, these companies compete on the basis of cost, the size of their distribution product portfolio, and level of technical and engineering expertise. In addition, similar products to those distributed by China LianDi are available from domestic Chinese and foreign manufacturers and compete with the products in our distribution portfolio.

Z&J Technologies GmbH is a German industrial valve company and a direct competitor to China LianDi/DeltaValve’s enclosed unheading units. Honeywell is also a competitor of China LianDi’s optimization software.

Methods of Distribution

We maintain aggressive sales channels and distribution networks in China with an approximately 21 member sales team. We have spent significant amount of time developing relationships with international equipment suppliers, and with the PRC’s largest petroleum and petrochemical companies.

Our Suppliers

We maintain close relationships with, and distribute products for large, industry leading valve and equipment manufacturers, including Cameron, Poyam Valves, Rotork, Perar S.p.A, Kanon Loading Equipment BV, and DeltaValve. Most of our suppliers renew annually, though some suppliers have signed multi-year agreements. We expect all existing supplier relationships will continue on an ongoing basis, and that going forward we will add new partners to diversify our supplier base.

Significant Customers

For nine months ended December 31, 2009, China LianDi’s major customer breakdown as a percentage of revenues was as follows: Sinopec: 54%; CNPC: 17%; and other: 29%. We are dependent on China’s largest petroleum and petrochemical companies in our distribution business. As we grow our business, we intend to diversify our customer relationships that can benefit from our technology and software business.

Research & Development

We have partnered with the leading industrial research and development institutions throughout the PRC to develop standards for the petroleum and petrochemical industries, which has led to the development of our integrated products and services and their achievement of a higher level of technological sophistication as compared with our competitors.

We currently have approximately 40 employees dedicated to research and development activities. During the fiscal years ended March 31, 2009, we spent approximately $42,158 on such activities.

Government Regulation

Our business operations do not require any special government licenses or permits.

Compliance with Environmental Laws

We believe that we are in compliance with the current material environmental protection requirements.  Our costs attributed to compliance with environmental laws is negligible.

Intellectual Property

The PRC has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. The PRC is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

We have five software copyright certificates issued by the State Copyright Office of the PRC as listed below:

Names of Software	Registration Number

化工生产系统数据处理平台软件V1.0 Software V1.0 of Data Processing Platform for Chemical Production System.	2008SRBJ6676
油气管线调度管理平台软件 V1.0 Software V1.0 of Dispatch Management Platform for Oil and Gas Pipeline	2009SRBJ5672
油气管线计量站自动标定软件 V1.0	2009SR036455
Software V1.0 of Automatic Calibration for Oil and Gas Pipeline Measuring Station
数据采集的后处理平台软件 V1.0	2009SR036454
Software V1.0 of Data Collection Post-Processing Platform
油库信息管理软件V1.0	2009SRBJ5783
Software V1.0 of Oil Depot Information Management

With this intellectual property, we believe we can facilitate the services that are in demand by our customers.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Property

The following table summarizes the location of real property we lease. As all property in China is state owned, neither we, nor any company, owns any real property.

Item	Address	Leased/Owned

1	Unit 1805.18/F, Tower Two, Lippo Centre, 89 Queensway, Admiralty, Hong Kong	Leased

2	Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China	Leased

3	Unit 702.7/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China	Leased

Employees

As of March 1, 2010, we had 124 full-time employees, including 40 in technology and R&D; 39 engineers; 21 in sales; 6 members of management and 18 others, including accounting, administration and human resources.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally we enter into a standard employment contract with our officers and managers for a set period of years and a standard employment contract with other employees for a set period of years. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us. Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of employment.

Corporation Information

Our principal executive offices are located at Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089, Tel: (86) (0)10-5872 0171, Fax: (86) (0)10-5872 0181.

PRC Government Regulations

Our operations are subject to numerous laws, regulations, rules and specifications of the PRC relating to various aspects. We are in compliance in all material respects with such laws, regulations, rules, specifications and have obtained all material permits, approvals and registrations relating to human health and safety, the environment, taxation, foreign exchange administration, financial and auditing, and labor and employments. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations. Below we set forth a summary of the most significant PRC regulations or requirements that may affect our business activities operated in the PRC or our shareholders’ right to receive dividends and other distributions of profits from Beijing JianXin, a wholly foreign owned enterprise under the PRC laws.

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. The business license of Beijing Jianxin covers its present business of distributing industrial oil and gas equipment and providing related technical and engineering services, developing and marketing optimization software for the polymerization process and providing clean technology solutions for the delayed coking industry. Prior to expanding Beijing Jianxin’s business beyond that of its business license, we are required to apply and receive approval from the PRC government.

Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of PRC or its local branches. In addition, foreign-invested enterprises are also subject to annual inspections conducted by PRC government authorities. In order to reduce enterprises’ burden of submitting inspection documentation to different government authorities, the Measures on Implementing Joint Annual Inspection issued by the PRC Ministry of Commerce together with other six ministries in 1998 stipulated that foreign-invested enterprises shall participate in a joint annual inspection jointly conducted by all relevant PRC government authorities. Beijing Jianxin, as a foreign-invested enterprise, has participated and passed all such annual inspections since its establishment on May 6, 2008.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, in 2007 classified various industries/businesses into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/businesses permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/businesses are usually 100% open to foreign investment and ownership. With regard to those industries/businesses restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. Beijing JianXin’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of the State Administration of Foreign Exchange, or SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Invested Enterprises, or FIEs, may purchase foreign exchange without the approval of the SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments or, providing security, and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before SAFE Notice 75 was promulgated must register their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National Peoples Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefore such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission or the CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle (SPV) formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC. The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Regulation of the Software Industry

 Software Copyright

The China State Council promulgated the Regulations on the Protection of Computer Software, or the Software Protection Regulations, on December 20, 2001, which became effective on January 1, 2002. The Software Protection Regulations were promulgated, among other things, to protect the copyright of computer software in China. According to the Software Protection Regulations, computer software that is independently developed and exists in a physical form or is attached to physical goods will be protected. However, such protection does not apply to any ideas, mathematical concepts, processing and operation methods used in the development of software solutions.

Under the Software Protection Regulations, PRC citizens, legal persons and organizations shall enjoy copyright protection over computer software that they have developed, regardless of whether the software has been published. Foreigners or any person without a nationality shall enjoy copyright protection over computer software that they have developed, as long as such computer software was first distributed in China. Software of foreigners or any person without a nationality shall enjoy copyright protection in China under these regulations in accordance with a bilateral agreement signed between China and the country to which the developer is a citizen of or in which the developer habitually resides, or in accordance with an international treaty to which China is a party.

Under the Software Protection Regulations, owners of software copyright protection shall enjoy the rights of publication, authorship, modification, duplication, issuance, lease, transmission on the information network, translation, licensing and transfer. Software copyright protection takes effect on the day of completion of the software’s development.

The protection period for software developed by legal persons and other organizations is 50 years and ends on the thirty-first day of December of the fiftieth year from the date the software solution was first published. However, the Software Protection Regulations will not protect the software if it is published within 50 years of the completion of its development. A contract of licensing shall be made to license others to exploit the software copyright, and if the licensing of exploitation of software copyright is exclusive, a written contract shall be made. A written contract also shall be made for the transfer of any software copyright.

Civil remedies available under the Software Protection Regulations against infringements of copyright include cessation of the infringement, elimination of the effects, apology and compensation for losses. The administrative department of copyright shall order the infringer of software copyright to stop all infringing acts, confiscate illegal gains, confiscate and destroy infringing copies, and may impose a fine on the offender under certain circumstances. Disputes regarding infringements of software copyright may be settled through mediation. In addition, the parties involved in the disputes may apply for arbitration in accordance with any arbitration provisions set forth in the copyright contract or arbitration agreement otherwise entered into between or among the parties. If the parties neither have an arbitration provision in the copyright contract, nor an arbitration agreement, they may resolve their dispute through the PRC courts directly.

Software Copyright Registration

On February 20, 2002, the State Copyright Administration of the PRC promulgated and enforced the Measures Concerning Registration of Computer Software Copyright Procedures, or the Registration Procedures, to implement the Software Protection Regulations and to promote the development of China’s software industry. The Registration Procedures apply to the registration of software copyrights and software copyright exclusive licensing contracts and assignment contracts. The registrant of a software copyright will either be the copyright owner, or another person (whether a natural person, legal person or an organization) in whom the software copyright becomes vested through succession, assignment or inheritance.

Pursuant to the Registration Procedures, the software to be registered must (i) have been independently developed or (ii) significantly improve in its function or performance after modification from the original software with the permission of the original copyright owner. If the software being registered is developed by more than one person, the copyright owners may nominate one person to handle the copyright registration process on behalf of the other copyright owners. If the copyright owners fail to reach an agreement with respect to the registration, any of the copyright owners may apply for registration but the names of the other copyright owners must be recorded on the application.

The registrant of a software copyright and the parties to a software copyright assignment contract or exclusive licensing contract may apply to the Copyright Protection Center of the PRC for registration of such software copyright and contracts. To register a software copyright, the following documents shall be submitted: (i) a completed software copyright registration application form in accordance with relevant requirements; (ii) identification materials of software; and (iii) relevant documentation demonstrating ownership. To register a software copyright assignment contract or exclusive licensing contract, the following materials shall be submitted: (i) a completed contract registration form in accordance with relevant requirements; (ii) a copy of the contract; and (iii) the applicant’s identification documents. The Copyright Protection Center of the PRC will complete its examination of an accepted application within 60 days of the date of acceptance. If an application complies with the requirements of the Software Protection Regulations and the Registration Procedures, a registration will be granted, a corresponding registration certificate will be issued and the registration will be publicly announced.

Software Products Administration

On October 27, 2000, the MIIT issued and enforced the Measures Concerning Software Products Administration, to regulate and administer software products and promote the development of the software industry in China. Pursuant to the Measures Concerning Software Products Administration, all software products operated or sold in China had to be duly registered and recorded with the relevant authorities, and no entity or individual is allowed to sell or distribute any unregistered and unrecorded software products.

To produce software products in China, a software producer was required to meet the following requirements: (i) it possessed the status of an enterprise legal person, and its scope of operations included the computer software business (including technology development of software or production of software products); (ii) it had a fixed production site; (iii) it possessed necessary conditions and technologies for producing software products; and (iv) it possessed quality control measures and capabilities for the production of software products. Software developers or producers were allowed to sell their registered and recorded software products independently or through agents, or by way of licensing. Software products developed in China had to be registered with the local provincial governmental authorities in charge of information industry and then filed with the taxation authority at the same level and MIIT. Imported software products, i.e., software developed overseas and sold or distributed into China, had to be registered with the MIIT. Upon registration, the software products had to be granted registration certificates. Each registration certificate was valid for five years from the issuance date and could be renewed upon expiry. The MIIT and other relevant departments carried out supervision and inspection over the development, production, operation and import/export activities of software products in China.

On March 1, 2009, the MIIT promulgated the amended and restated Measures Concerning Software Products Administration, or the New Measures, which became effective on April 10, 2009. Under the New Measures, software products operated or sold in China are not required to be registered or recorded by relevant authorities, and software products developed in China (including those developed in China on the basis of imported software) can enjoy certain favorable policies when they have been registered and recorded. The New Measures also eliminated the October 2000 requirements set forth above.

Policies to Encourage the Development of Software and Integrated Circuit Industries

On June 24, 2000, the State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the Policies, to encourage the development of the software and integrated circuit industries in China and to enhance the competitiveness of the PRC information technology industry in the international market. The Policies encourage the development of the software and integrated circuit industries in China through various methods, including:

(i)	Encouraging venture capital investment in the software industry and providing or assisting software enterprises to raise capital overseas;

(ii)
Providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products, before 2010, of the amount of the statutory value-added tax that exceeds 3% and a number of exemptions and reduced enterprise income tax rates;

(iii)	Providing government support, such as government funding in the development of software technology;

(iv)	Providing preferential treatment, such as credit facilities with low interest rates to enterprises that export software products;

(v)	Taking various strategies to ensure that the software industry has sufficient expertise; and

(vi)	Implementing measures to enhance intellectual property protection in China.

To qualify for preferential treatment, an enterprise must be recognized as a software enterprise by governmental authorities. A software enterprise is subject to annual inspection, failure of which in a given year shall cause the enterprise not to be able to enjoy the relevant benefits.

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Patent

The Patent Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress, adopted in 1985 and revised in 1992, 2001 and 2008, protects registered patents. The State Intellectual Property Office of PRC handles granting patent right and a term of twenty years to patent for invention and ten years for utility model and designs.

Trademark

 The Trademark Law of the People’s Republic of China promulgated by the State Council of PRC, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership.

Relevant Regulations of the High-Tech Enterprise

The Ministry of Information Industry, the Ministry of Science and Technology and the State Tax Bureau collectively promulgated and issued the Certifying Standard and Managing Measures for High-tech Enterprises and the High-tech Areas of Main National Support on April 14, 2008 to certify the high-tech enterprise and encourage and support the development of the Chinese high-tech enterprises. Under the High-tech Enterprises Measures, the enterprise can enjoy the favorable tax policy when it is certified as a high-tech enterprise by the Ministry of Information Industry, the Ministry of Science and Technology and the State Tax Bureau or with its provincial branch according to the stipulated standard.

Policies to Encourage the Development of Software and Integrated Circuit Industries

On June 24, 2000, the State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the Policies, to encourage the development of the software and integrated circuit industries in China and to enhance the competitiveness of the PRC information technology industry in the international market. The Policies encourage the development of the software and integrated circuit industries in China through various methods, including:

(i)	Encouraging venture capital investment in the software industry and providing or assisting software enterprises to raise capital overseas;

(ii)
Providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products, before 2010, of the amount of the statutory value-added tax that exceeds 3% and a number of exemptions and reduced enterprise income tax rates;

(iii)	Providing government support, such as government funding in the development of software technology;

(iv)	Providing preferential treatment, such as credit facilities with low interest rates to enterprises that export software products;

(v)	Taking various strategies to ensure that the software industry has sufficient expertise; and

(vi)	Implementing measures to enhance intellectual property protection in China.

To qualify for preferential treatment, an enterprise must be recognized as a software enterprise by governmental authorities. A software enterprise is subject to annual inspection, failure of which in a given year shall cause the enterprise not to be able to enjoy the relevant benefits.

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Patent. The Patent Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress, adopted in 1985 and revised in 1992, 2001 and 2008, protects registered patents. The State Intellectual Property Office of PRC handles granting patent right and a term of twenty years to patent for invention and ten years for utility model and designs.

Trademark. The Trademark Law of the People’s Republic of China promulgated by the State Council of PRC, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership.

Risk Factors

Risks Related to Our Business

Key employees are essential to growing our business.

Jianzhong Zuo, Jintai Zhao, Zipeng Zhang and Junheng Su are essential to our ability to continue to grow our business. They have established relationships within the industries in which we operate. If they were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional capital and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our liquidity and financial position.

We may need additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to:

•	investors’ perception of, and demand for, securities of similar oil and gas equipment and services/clean technology companies in China;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flow;

•	PRC governmental regulation of foreign investment in oil and gas equipment and services/clean technology companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

Our failure to protect our intellectual property rights could have a negative impact on our business.

We believe our brand, trade name, copyrights and other intellectual property are critical to our success. The success of our business depends in part upon our continued ability to use our brand, trade names and copyrights to further develop and increase brand awareness. The infringement of our trade names and copyrights could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our information and operational systems, which have not been patented or otherwise registered as our property, are a key component of our competitive advantage and our growth strategy.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, copyrights and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trade names, copyrights and other intellectual property rights, we may lose these rights and our business, results of operations, financial condition and prospects could be materially and adversely affected.

We rely on computer software and hardware systems in managing our operations, the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our computer software and hardware systems in supporting our network and managing and monitoring programs on the network. In addition, we rely on our computer hardware for the storage, delivery and transmission of the data on our network. Any system failure which interrupts the input, retrieval and transmission of data or increases the service time could disrupt our normal operation. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with our customers, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Our dependence on a limited number of suppliers could adversely impact our distribution capabilities or increase our costs, which could harm our reputation or materially and adversely affect our business, results of operations and financial condition.

We import high-quality petroleum and petrochemical valves and similar equipment from a limited number of third-party suppliers, including Cameron, DeltaValve and Poyam Valves, and distribute them to our domestic clients who are large petroleum and petrochemical companies located and operating in China. The failure of a supplier to supply valves and other equipment satisfying our quality, quantity and cost requirements in a timely and efficient manner could impair our ability to distribute these products, increase our costs, and have an adverse effect on our ability to maintain our client network of domestic buyers of this machinery. The third-party suppliers from whom we import petroleum and petrochemical valves and similar equipment have not committed, contractually or otherwise, to distribute their products through us on an exclusive or a non-exclusive basis. If we fail to maintain our relationships with these suppliers or fail to develop new relationships with other suppliers, we may only be able to distribute these products at a higher cost or after lengthy delays, or may not be able to distribute these products at all. If our suppliers identify alternative sales channels, they may choose to sell to other buyers or raise their prices. As a result, we may be compelled to pay higher prices to secure our product supply, which could adversely affect our business, results of operations and financial condition.

Although our continuing relationship with DeltaValve is an important component of our future growth plan, there can be no assurance that we will continue to be a distributor of DeltaValve products, on an exclusive or non-exclusive basis, or that we will in the future manufacture or assemble DeltaValve products in China.

In the past, we have had a strong working relationship with DeltaValve and have acted as the sole distributor of DeltaValve products in China. Although we believe that our relationship with DeltaValve will continue, there is no assurance that we will retain our position as sole distributor of certain DeltaValve products. DeltaValve may determine to provide licenses to distribute its products to our competitors and/or may not renew our license with it on terms favorable to us or at all. Furthermore, although we plan to construct in China a facility for the local manufacture and assembly of valves, with the largest target end product being DeltaValve unheading units for the delayed coking process, there can be no assurance that our planned new facility will be licensed by DeltaValve to produce those products at the time that the facility is completed. In such circumstances, we may be required to assemble alternative products at our new facility at lower margins, which could adversely affect our business, results of operations and financial condition.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

We have limited insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business

Uncertainties with respect to the governing regulations could have a material and adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, including, but not limited to, the laws and regulations governing our business and our ownership of equity interest in Beijing JianXin. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to Beijing JianXin by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Our PRC operating subsidiary will be subject to restrictions on dividend payments.

We may rely on dividends and other distributions from the Beijing JianXin, our PRC subsidiary, to provide us with cash flow and to meet our other obligations. Current regulations in the PRC would permit Beijing JianXin to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Beijing JianXin will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if the Beijing JianXin incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

PRC regulations on loans and direct investments by overseas holding companies in PRC entities may delay or prevent us to make overseas loans or additional capital contributions to Beijing JianXin.

Under the PRC laws, foreign investors may make loans to their PRC subsidiaries or foreign investors may make additional capital contributions to their PRC subsidiaries. Any loans to such PRC subsidiaries are subject to the PRC regulations and foreign exchange loan registrations, i.e. loans by foreign investors to their PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local branch. Foreign investors may also decide to finance their PRC subsidiaries by means of additional capital contributions. These capital contributions must be examined and approved by the Ministry of Commerce, or MOFCOM, or its local branch in advance.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises (FIEs) and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

Dividends we received from Beijing JianXin may be subject to PRC withholding tax.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises” and that do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in our combined company’s tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Beijing JianXin is obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, Beijing JianXin, our PRC subsidiary, is obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If the PRC Subsidiary fails to withhold and/or pay such individual income tax in accordance with PRC laws, it may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Regulation of foreign currency’s conversion into RMB and investment by FIEs may adversely affect our PRC Subsidiary’s direct investment in China

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to Notice 142, FIEs shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulations of Overseas Investments and Listings may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the CSRC, the SASAC, the SAT, the SAIC and SAFE, jointly amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle (SPV) formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.

The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which owns equity interest in the PRC Operating Entity. We believe that the New M&A Rule and the CSRC approval are not required in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a SPV formed or controlled by PRC companies or PRC individuals; (iii) the PRC Operating Entity is a PRC wholly foreign owned enterprise, which is not owned or controlled by PRC individuals or entities; (iv) we are owned or substantively controlled by foreigners; and (v) there is no clear requirement in the New M&A Rule that would require an application to be submitted to the MOFCOM or the CSRC for the approval of the listing and trading of our company on the U.S. securities market. However, we cannot be certain that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the New M&A Rule, the PRC Securities Law and other rules and notices.

If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for the transaction, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The New M&A Rule, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from the PRC.

Substantially all of our sales are generated from the PRC. We anticipate that sales of our products in the PRC will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 0.09% against the U.S. dollar in 2009 and 3.35% in 2008. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, precedent and experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately 85.9% of our outstanding Common Stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

Currently, we are eligible to be quoted on the OTC Bulletin Board, where an investor may find it difficult to obtain accurate quotations as to the market value of the Common Stock. In addition, if we fail to meet the criteria set forth in SEC regulations, by law, various requirements would be imposed on broker-dealers who sell its securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the Common Stock, which may further affect its liquidity.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially and adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because we became a public company by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our securities since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K covering out next fiscal year. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our Common Stock.

When the registration statement required to be filed under the Registration Rights Agreement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such Common Stock.

Following the effective date of the registration statement required to be filed under the Registration Rights Agreement, a large number of shares of Common Stock would become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell Common Stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the Common Stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Common Stock and may affect your ability to sell shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earning to finance growth.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following is a discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in the financial statements. Our consolidated financial statements have been prepared in accordance with the Generally Accepted Accounting Principles of the United States of America (“US GAAP”). The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, please see “Risk Factors.”

We conducted minimal operations during periods up through the date of the Share Exchange. However, we have included elsewhere in this Report the historical consolidated financial statements of China LianDi, our recently acquired subsidiary.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of China LianDi for the fiscal years ended March 31, 2009 and 2008 and for the nine months ended December 31, 2009 and 2008 and should be read in conjunction with such financial statements and related notes included in this report.

Reorganization

On February 26, 2010, we entered into a share exchange agreement, pursuant to which we acquired all of the outstanding capital shares of China LianDi in exchange for a controlling interest in our shares of common stock.

Basis of preparation and consolidation and use of estimates

Our audited consolidated financial statements for the years ended March 31, 2009 and 2008 are prepared in accordance with US GAAP.

The consolidated financial statements include the financial statements of our company and our subsidiaries. All significant inter-company transactions and balances between our company and our subsidiaries are eliminated upon consolidation.

The interim consolidated financial statements for the nine months ended December 31, 2009 and 2008 are unaudited. In the opinion of our management, all adjustments and disclosures necessary for a fair presentation of these interim consolidated financial statements have been included. The results reported in the consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. These interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with US GAAP. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes for the years ended March 31, 2009 and 2008.

The preparation of these consolidated financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

In June 2009, the FASB established the FASB Accounting Standards Codification™ (“ASC”) as the single source of authoritative nongovernmental US GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The ASC supersedes all previously existing non-SEC accounting and reporting standards. Any prior sources of US GAAP not included in the ASC or grandfathered are not authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (“ASU”). The ASC did not change the current US GAAP but changed the approach by referencing authoritative literature by topic (each a “Topic”) rather than by type of standard. The ASC is effective for interim and annual periods ending after September 15, 2009. Adoption of the ASC did not have a material impact on our consolidated financial statements, but references in our notes to consolidated financial statements to former FASB positions, statements, interpretations, opinions, bulletins or other pronouncements are now presented as references to the corresponding Topic in the ASC.

Effective April 1, 2009, the first day of fiscal 2010, we adopted FASB ASC 350-30 and ASC 275-10-50 (formerly FSP FAS 142-3, Determination of the Useful Life of Intangible Assets), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142 ("SFAS 142") Goodwill and Other Intangible Assets. The adoption of these revised provisions did not have a material impact on our consolidated financial statements.

Effective April 1, 2009, the first day of fiscal 2010, we adopted FASB ASC 815-10-65 (formerly SFAS 161, Disclosures about Derivative Instruments and Hedging Activities), which amends and expands previously existing guidance on derivative instruments to require tabular disclosure of the fair value of derivative instruments and their gains and losses. This provision of the ASC also requires disclosure regarding the credit-risk related contingent features in derivative agreements, counterparty credit risk, and strategies and objectives for using derivative instruments. The adoption of this ASC did not have a material impact on our consolidated financial statements.

Upon initial adoption of SFAS 157 on April 1, 2008, we adopted FASB ASC 820-10 (formerly FSP FAS 157-2, Effective Date of FASB Statement 157), which deferred the provisions of previously issued fair value guidance for nonfinancial assets and liabilities to the first fiscal period beginning after November 15, 2008. Deferred nonfinancial assets and liabilities include items such as goodwill and other nonamortizable intangibles. Effective April 1, 2009, we adopted the fair value guidance for nonfinancial assets and liabilities. The adoption of FASB ASC 820-10 did not have a material impact on our consolidated financial statements.

Effective April 1, 2009, we adopted FASB ASC 810-10-65 (formerly SFAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51), which amends previously issued guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity. Among other requirements, this statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement. The adoption of the provisions in this ASC did not have a material impact on our consolidated financial statements.

Effective April 1, 2009, we adopted FASB ASC 805-10, (formerly SFAS 141R, Business Combinations), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in an acquiree and the goodwill acquired. In addition, the provisions in this ASC require that any additional reversal of deferred tax asset valuation allowance established in connection with fresh start reporting on January 7, 1998 be recorded as a component of income tax expense rather than as a reduction to the goodwill established in connection with the fresh start reporting. We will apply ASC 805-10 to any business combination subsequent to adoption.

Effective April 1, 2009, we adopted FASB ASC 805-20 (formerly FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies), which amends ASC 805-10 to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of ASC Topic 450, Contingences, to determine whether the contingency should be recognized at the acquisition date or after such date. The adoption of ASC 805-20 did not have a material impact on our consolidated financial statements.

Effective July 1, 2009, we adopted FASB ASC 825-10-65 (formerly FSP FAS 107-1 and Accounting Principles Board 28-1, Interim Disclosures about Fair Value of Financial Instruments), which amends previous guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The adoption of FASB ASC 825-10-65 did not have a material impact on our consolidated financial statements.

Effective July 1, 2009, we adopted FASB ASC 320-10-65 (formerly FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments). Under ASC 320-10-65, an other-than-temporary impairment must be recognized if the company has the intent to sell a debt security or the company is more likely than not to be required to sell the debt security before its anticipated recovery. In addition, ASC 320-10-65 requires impairments related to credit loss, which is the difference between the present value of the cash flows expected to be collected and the amortized cost basis for each security, to be recognized in earnings while impairments related to all other factors are recognized in other comprehensive income. The adoption of ASC 320-10-65 did not have a material impact on our consolidated financial statements.

Effective July 1, 2009, we adopted FASB ASC 820-10-65 (formerly FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly), which provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset or liability has significantly decreased when compared with normal market activity for the asset or liability as well as guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have a material impact on our consolidated financial statements.

Effective July 1, 2009, we adopted FASB ASC 855-10 (formerly SFAS 165, Subsequent Events), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Adoption of ASC 855-10 did not have a material impact on our consolidated financial statements.

In December 2008, the FASB issued ASC 715, Compensation – Retirement Benefits (formerly FASB FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets), which expands the disclosure requirements about plan assets for defined benefit pension plans and postretirement plans. We have adopted these disclosure requirements in the quarter ended December 31, 2009. The adoption of these disclosure requirements did not have any material effect on our Consolidated Financial Statements.

In August, 2009, the FASB issued ASC Update No. 2009-05 to provide guidance on measuring the fair value of liabilities under FASB ASC 820 (formerly SFAS 157, Fair Value Measurements). We have adopted Update 2009-05 in the quarter ended December 31, 2009. The adoption of this Update did not have any material effect on our Consolidated Financial Statements.

New accounting pronouncement to be adopted

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, (codified by ASU No. 2009-16 issued in December 2009). SFAS No. 166 limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The concept of a qualifying special-purpose entity is removed from SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” along with the exception from applying FIN 46(R), Consolidation of Variable Interest Entities. The standard is effective for the first annual reporting period that begins after November 15, 2009 (i.e. our fiscal year ending March 31, 2011). Earlier application is prohibited. It is expected the adoption of this statement will have no material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (codified by ASU No. 2009-17 issued in December 2009). The standard amends FIN No. 46(R) to require a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest. A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance. Ongoing reassessments of whether a company is the primary beneficiary are also required by the standard. SFAS No. 167 amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE. The standard also eliminates certain exceptions that were available under FIN No. 46(R). This statement will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 (i.e. our fiscal year ending March 31, 2011). Earlier application is prohibited. Comparative disclosures will be required for periods after the effective date. It is expected that the adoption of this statement will have no material effect on our consolidated financial statements.

In October 2009, the FASB concurrently issued the following ASUs:

•
ASU No. 2009-13—Revenue Recognition (ASC Topic 605): Multiple-Deliverable Revenue Arrangements (formerly EITF Issue No. 08-1). ASU No. 2009-13 modifies the revenue recognition guidance for arrangements that involve the delivery of multiple elements, such as product, software, services or support, to a customer at different times as part of a single revenue generating transaction. This standard provides principles and application guidance to determine whether multiple deliverables exist, how the individual deliverables should be separated and how to allocate the revenue in the arrangement among those separate deliverables. The standard also expands the disclosure requirements for multiple deliverable revenue arrangements.

•
ASU No. 2009-14—Software (ASC Topic 985): Certain Revenue Arrangements That Include Software Elements (formerly EITF Issue No. 09-3). ASU No. 2009-14 removes tangible products from the scope of software revenue recognition guidance and also provides guidance on determining whether software deliverables in an arrangement that includes a tangible product, such as embedded software, are within the scope of the software revenue guidance.

ASU No. 2009-13 and ASU No. 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt these standards on a retrospective basis, but both these standards must be adopted in the same period using the same transition method. We expect to apply these ASUs on a prospective basis for revenue arrangements entered into or materially modified beginning April 1, 2011. We are currently evaluating the potential impact these ASUs may have on our financial position and results of operations.

 In October 2009, the FASB also issued ASU No. 2009-15—Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends ASC 470-20, Debt with Conversion and Other Options, to provide accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal year beginning on or after December 15, 2009 with retrospective application required.

In January 2010, the FASB issued the following ASU:

•
ASU No. 2010-01—Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash. This update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009 with retrospective application.

•
ASU No. 2010-02—Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This update amends Subtopic 810-10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity, but does not apply to: (i) sales of substantial real estate; and (ii) conveyances of oil and gas mineral rights. The amendments in this update are effective beginning the period that an entity adopts FAS 160 (now included in Subtopic 810-10).

•
ASU No. 2010-05—Compensation—Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This update simply codifies EITF Topic D-110, Escrowed Share Arrangements and the Presumption of Compensation issued on June 18, 2009. In EITF Topic No. D-110, SEC staff clarified that entities should consider the substance of the transaction in evaluating whether the presumption of compensation may be overcome, including whether the transaction was entered into for a reason unrelated to employment, such as to facilitate a financing transaction. In that situation, the staff generally believes that the escrowed shares should be reflected as a discount in the allocation of proceeds.

•
ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This update also amends Subtopic 820-10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal year beginning after December 15, 2010.

We expect that the adoption of the above updates issued in January 2010 will not have any significant impact on our financial position and results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Critical Accounting Policies and Estimates

The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in conformity with US GAAP. Our significant accounting policies are more fully described in the notes to the consolidated financial statements attached hereto. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. The following discusses significant accounting policies and estimates.

•	Revenue recognition

Revenue is recognized when the following four criteria are met as prescribed by US Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) product delivery has occurred or the services have been rendered, (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured.

Multiple-deliverable arrangements

We derive revenue from fixed-price sale contracts with customers that may require us to deliver equipment with varied performance specifications customized to each customer and technical services for installation, integration and testing of the equipment. The contract price is inclusive of the technical services. These sale contracts include multiple deliverables. Because installation and integration are essential to the functionality of the equipment and due to the lack of objective and reliable evidence of fair value for each deliverable included in the arrangement, a combined unit of accounting is used pursuant to ASC Topic 605, “Revenue Recognition” (formerly EITF 00-21, Revenue Arrangements with Multiple Elements). In addition, the arrangement generally includes customer acceptance criteria that cannot be tested before installation and integration at the customer’s site, therefore revenue recognition is deferred until customer acceptance, as indicated by an acceptance certificate signed by the customer.

We may also provide our customers with a warranty for, in general, one year following the customer's acceptance of the installed equipment. Some contracts require that 5% to 15% of the contract price be held as a retainer for the warranty and only due for payment by the customer upon expiration of the warranty period. For those contracts with retainer clauses, we defer the recognition of the amounts retained as revenue until expiration of the warranty period when collectability can reasonably be assured. We have not provided for warranty costs for contracts without retainer clauses, as the relevant costs were insignificant based on historical experience.

Product only

Revenue derived from sale contracts that provide for delivery of products is only recognized when the titles to the products pass to customers.

Software sale

We recognize revenue from the delivery of our optimization software when the software is delivered and accepted by the customer, pursuant to ASC Topic 985, Software (formerly Statement of Position, or SOP 97-2, Software Revenue Recognition, as amended) and in accordance with SAB 104. Cost of software revenue includes amortization of software copyright.

Service

We recognize revenue from provision of services when the service has been performed, in accordance with SAB 104.

We are subject to business tax at 5% and value added tax at 17% on the revenues earned for services provided and products sold in the PRC, respectively. We present our revenue net of business tax, related surcharges and value added tax, as well as discounts and returns. There were no product returns for the two years ended March 31, 2009 and the nine months ended December 31, 2009.

•	Deferred revenue and costs

Deferred revenue represents payments received from customers on equipment delivery and installation contracts prior to customer acceptance. As revenues are deferred, the related costs of equipment paid to suppliers are also deferred. The deferred revenue and costs are recognized in the consolidated statements of income in the period in which the criteria for revenue recognition are satisfied as discussed above.

•	Income taxes

We account for income taxes in accordance with FASB ASC Topic 740. ASC Topic 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain.

In July 2006, the FASB issued ASC 740-10-25-5 through 740-10-25-7 and 740-10-25-13 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109), which became effective for fiscal year beginning after December 15, 2006. The interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Our adoption of ASC 740-10-25-5 through 740-10-25-7 and 740-10-25-13 did not result in any adjustments to the opening balance of our retained earnings as of April 1, 2007.

British Virgin Islands

Our holding company, being incorporated in the British Virgin Islands (“BVI”), is not subject to any income tax in the BVI.

Hong Kong

Hua Shen, PEL HK and Bright Flow are subject to Hong Kong income tax on their taxable income derived from trade or businesses carried out in Hong Kong at 16.5% for the year ended March 31, 2009 and the nine months ended December 31, 2009, and 17.5% for the year ended March 31, 2008.

PRC

In March 2007, the PRC government enacted the PRC Enterprise Income Tax Law (“New EIT Law”), and promulgated related regulation, implementing regulations for the PRC Enterprise Income Tax Law. The law and regulation became effective January 1, 2008. The PRC Enterprise Income Tax Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises registered in the PRC.

Beijing JianXin being established in the PRC is generally subject to PRC income tax. Beijing JianXin has been recognized by the relevant PRC tax authority as a software enterprise with its own software product and is entitled to tax preferential treatment – a two years tax holiday through EIT exemption from its first profitable year and a 50% reduction on its EIT rate for the three ensuing years.

•	Comprehensive income

FASB ASC Topic 220 Comprehensive Income establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from foreign currency translation adjustments.

•	Foreign currency

We use United States dollars (“US$”) for financial reporting purposes. Our subsidiaries maintain their books and records in their respective functional currency, Chinese Renminbi (“RMB”) and Hong Kong dollars (“HK$”), being the lawful currency in the PRC and Hong Kong, respectively. Assets and liabilities of the subsidiaries are translated from RMB or HK$ into US$ using the applicable exchange rates prevailing at the balance sheet date. Items on the statements of income and comprehensive income and cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of our financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB and HK$ into US$ for the purposes of preparing our consolidated financial statements are as follows:

	December 31, 2009	March 31, 2009	March 31, 2008
Balance sheet items, except for equity accounts	US$1=RMB6.8282	US$1=RMB6.8359	US$1=RMB7.0190
	US$1=HK$7.7551	US$1=HK$7.7502	US$1=HK$7.7821
Items in statements of income and cash flows	US$1=RMB6.8296	US$1=RMB6.8670	US$1=RMB7.4606
	US$1= HK$7.7512	US$1= HK$7.7769	US$1=HK$7.7991

No representation is made that the RMB and HK$ amounts could have been, or could be, converted into US$ at the above rates.

While RMB is not a freely convertible currency, its value against US$ and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of US$ reporting. The exchange rates used to translate amounts in RMB into US$ are based on the rates quoted by the People’s Bank of China.

A.	Results of Operations for the years ended March 31, 2009 and 2008 and for the nine months ended December 31, 2009 and 2008

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period. All amounts are presented in US$.

	Nine months ended December 31,		Year ended March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)

NET REVENUE	$45,604,199	$8,221,549	$31,265,285	$6,849,284
Cost of revenue	(31,986,380)	(5,868,198)	(21,404,779)	(3,216,227)

Gross profit	13,617,819	2,353,351	9,860,506	3,633,057

Operating expenses:
Selling	(816,281)	(865,090)	(1,228,481)	(313,251)
General and administrative	(863,061)	(752,782)	(1,177,820)	(263,757)
Research and development	(40,432)	(31,223)	(42,158)	-

Total operating expenses	(1,719,774)	(1,649,095)	(2,448,459)	(577,008)

Income from operations	11,898,045	704,256	7,412,047	3,056,049

Other income (expenses), net
Interest income	48,121	31,278	48,390	21,820
Interest and bank charges	(402,674)	(236,051)	(366,232)	(46,313)
Exchange gains (losses), net	(479,188)	317,851	37,695	14,705
Value added tax refund	220,758	-	-	-
Other	19,072	(18,162)	(3,196)	(11,433)
	(593,911)	94,916	(283,343)	(21,221)

Income before income tax	11,304,134	799,172	7,128,704	3,034,828

Income tax expense	(817)	(3,985)	(41,720)	(23,594)

NET INCOME	11,303,317	795,187	7,086,984	3,011,234

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	17,427	(14,942)	43,119	12,574

TOTAL COMPREHENSIVE INCOME	$11,320,744	$780,245	$7,130,103	$3,023,808

Net Revenue:

Net revenue represented our gross revenue net of business tax and related surcharges as well as discounts and returns.

	Nine months ended December 31,		Year ended March 31,
	2009	2008	2009	2008
	US$ M	US$ M	US$ M	US$ M
	(Unaudited)	(Unaudited)

Gross Revenue	45.88	8.23	31.69	6.85
Net of sales taxes	(0.28)	(0.01)	(0.43)	-
Net Revenue	45.60	8.22	31.26	6.85

The following tables set out the analysis of our net revenue:

	Nine months ended December 31,		Year ended March 31,
	2009	2008	2009	2008
	US$ M	US$ M	US$ M	US$ M
	(Unaudited)	(Unaudited)

Sales of industrial valves and other equipment with related technical services	39.15	8.22	25.95	3.90
Sales of data processing software	6.43	-	4.79	2.95
Technical consultancy services	0.02	-	0.52	-
	45.60	8.22	31.26	6.85

We generated our revenue from delivery of equipment with the related technical engineering services (including but not limited to installation, integration and system testing), and sales of our optimization software. Generally, sales of equipment, the related technical services as well as the optimization software are included in one agreement as a total solution package. However, in some cases, customers sign agreements with us to purchase equipment, software products or consultancy services individually. Under the total solution agreements, we do not have objectives or reliable evidence for us to separate our total revenue amount into separate categories. Therefore, the revenue amount indicated as sales of software and technical consultancy services in the above tables was calculated based on total revenue amount of individual agreements.

Our total gross revenue increased significantly to US$31.7 million for the year ended March 31, 2009 from US$6.9 million for the year ended March 31, 2008. For the nine months ended December 31, 2009, our total gross revenue also increased significantly to US$45.9 million from US$8.2 million for the same period in 2008. This was mainly due to the significant increase of the distribution and service contracts we signed with our customers and the successful and timely implementation of our contracts. These achievements were mainly a result of our successful establishment of an experienced sales and implementation team. As a result, we have earned a good reputation among our customers.

We have served the Chinese petroleum and petrochemical industries since 2006 through our four operating subsidiaries. We spent one year working to establish relationships with well-known international industrial equipment manufacturers, such as Cameron, DeltaValve and PoyamValves, which has allowed us to become a leading distributor in China. We also exerted tremendous efforts in analyzing the domestic market and the local customers’ needs. As a result, we are one of the few domestic companies able to provide localized services for international companies lacking local offices in China. This process also allowed us to meet the high standards and requirements set by our customers, the major petroleum and petrochemical companies in China, and to become an approved and respected vendor. Along with the rapid growth of the petroleum and petrochemical industries and the rapid growth of the fixed assets investments within these industries, we successfully increased the size and scope of projects performed for our customers in the second half of 2008 and all of 2009. With the successful implementation of our contracts, we were able to recognize revenue once the products were delivered and the related engineering services were accepted by our customers.

The revenue amount we received from our customers for the successful delivery of the equipment prior to the completion of related technical services and the delivery of acceptance certificate was recorded as deferred revenue. As of December 31, 2009, approximately US$2.6 million was recorded as deferred revenue. As of the years ended March 31, 2009 and 2008, approximately US$18.9 million and US$5.7 million were recorded as deferred revenue, respectively.

Cost of sales:

Cost of sales consist of the equipment purchase cost recognized in-line with the contract revenue which is recognized in each reporting period and the amortization amount of our software copyright. Our total cost of sales increased significantly to US$21.4 million for the year ended March 31, 2009 from US$3.2 million for the year ended March 31, 2008. For the nine months ended December 31, 2009, our total cost of sales also increased significantly to US$32.0 million from US$5.9 million for the same period in 2008. These increases are in-line with the increases in our total revenue recognized in each reporting period.

Gross margin:

	Nine months ended December 31,		Year ended March 31,
	2009	2008	2009	2008
	US$ M	US$ M	US$ M	US$ M
	(Unaudited)	(Unaudited)

Net Revenue	45.60	8.22	31.26	6.85
Cost of sales	31.98	5.87	21.40	3.22
Gross margin	13.62	2.35	9.86	3.63

Overall gross margin (%)	30%	29%	32%	53%

The level of our overall gross margin was affected by the relative percentage of our separate software sales volume for each reporting period. As of the years ended March 31, 2009 and 2008, and the nine months ended December 31, 2009 and 2008, there were no software sales being included in the total solution agreement with our customers. The cost of our software sales consisted of the amortization of our purchased software copyright. Other direct installation and testing cost related to the software sales was insignificant based on our historical experience, and we did not separate these software related expenses from our total expenses in the normal course of business.

The relatively higher overall gross margin of approximately 53% achieved for the year ended March 31, 2008 was mainly due to 43% of our revenue coming from software sales, which we believe have a general gross margin of about 85%-95%. Gross margin of 32% in fiscal year 2009 dropped from 53% in fiscal year 2008 due to a greater percentage of equipment sales and related technical services in the overall revenue mix. We believe that our overall gross margin of the equipment sales and related technical services is approximately 25%-35%. Our overall gross margin for the nine months ended December 31, 2009 was relatively lower at approximately 30%, due to lower margin contracts we signed with a few key customers in order to further develop these important relationships. Going forward, we expect modestly higher gross margins due to our improving client relationships and enhanced reputation as an established innovator in this industry.

Operating expense

Our operating expenses include: selling expenses, general and administrative expenses and research and development expenses.

The following tables set forth the analysis of our operating expenses:

	Nine months ended December 31,				Year ended March 31,
	2009		2008		2009		2008
	US$ M		US$ M		US$ M		US$ M
	(Unaudited)		(Unaudited)
		% of revenue		% of revenue		% of revenue		% of revenue

Net revenue	45.60	100%	8.22	100%	31.26	100%	6.85	100%
-Selling expenses	0.82	2%	0.87	11%	1.23	4%	0.32	5%
-G&A expenses	0.86	2%	0.75	9%	1.18	4%	0.26	4%
-R&D expenses	0.04	0.09%	0.03	0.4%	0.04	0.1%	-	-
Total Operating expenses	1.72	4%	1.65	20%	2.45	8%	0.58	9%

Selling expenses:

Our selling expenses increased significantly to US$1.2 million for the year ended March 31, 2009 from US$0.3 million for the year ended March 31, 2008. For the nine months ended December 31, 2009 and 2008, our selling expenses slightly decreased to US$0.82 million from US$0.87 million for the same period in 2008. Our selling expenses mainly include freight, marketing research expenses, salary expenses and traveling expenses.

For the years ended March 31, 2009 and 2008, the increase in selling expenses was in-line with the increase in our revenue, which resulted from an increase in freight charges and traveling expenses as well as salary and bonus expenses. For the nine months ended December 31, 2009 and 2008, the percentage of total selling expenses over the relative total net revenue of the corresponding period decreased to 2% from 10% for the previous reporting period. This is mainly due to the following reasons: (1) our average total solution business cycle is normally from nine months to twelve months, and a significant portion of our services (including but not limited to attending bidding invitation meetings, providing customers survey and analysis, presenting proposals to customers, and finalizing total solution packages with customers) were performed before the contracts were signed, in accordance with the prudence principles set by US GAAP (our expenses for the “pre-contract” stage were expensed and recorded in earnings when they occurred); therefore, the amount of “pre-contract” expenses directly relate to the number of contracts we participated in during each reporting period but not to the corresponding contract revenue being recognized; (2) in the early development stage of our company, we had relatively higher marketing expenses, such as attending forums for industrial technical updates and participating in industrial training programs; therefore, our expenses decreased accordingly in the nine months ended December 31, 2009; and (3) our annual performance based bonuses are normally paid in January or February of each year, which is typically before the Chinese Spring Festival; therefore, for accounting periods that did not cover these months, the percentage of salary expenses was relatively lower than that in a complete fiscal year.

General and administrative expenses:

Our general and administrative expenses increased significantly to US$1.2 million for the year ended March 31, 2009 from US$0.3 million for the year ended March 31, 2008. For the nine months ended December 31, 2009 and 2008, our general and administrative expenses increased to US$0.9 million for the nine months ended December 31, 2009 from US$0.8million for the same period in 2008. Our general and administrative expenses mainly include: (1) salary and benefits for management and administrative departments (finance, importation, human resources, administration etc); (2) office rental and other administrative suppliers; (3) management’s traveling expenses; (4) general communication and entertainment expenses; and (5) professional service charges (valuation, audit etc). We expect that our general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs in connection with the expansion of our business. We also expect to incur increased professional services costs in connection with disclosure requirements under applicable securities laws as a result of us becoming a public company, and our efforts to continue to improve our internal control systems in-line with the expansion of our business.

For the years ended March 31, 2009 and 2008, our general and administrative expenses increased due to the following: (1) increase in salary and staff benefits expenses due to an increase in staff to support the rapid growth of our business. Our salary expenses increased approximately three times as compared to the last fiscal year 2008; (2) increase in rental expense associated with the addition of a new office in May 2008; and (3) increase in other administrative expenses, such as communication expenses and office supplies was due to rapid expansion of our business. For the nine months ended December 31, 2009, the percentage of our total general and administrative expense relative to total net revenue of the corresponding period decreased to 2% from 9% for the previous reporting period.

Research and development expenses:

Research and development expenses represent the salary expenses and other related expenses of our Research and Development department. We expect our research and development expenses to increase in the future as we plan to hire additional R&D personnel to strengthen the functionality of our current software products and develop additional competitive industrial software products.

Operating profits

As a result of the foregoing, our operating profit increased significantly to US$7.4 million for the year ended March 31, 2009 from US$3.1 million for the year ended March 31, 2008. For the nine months ended December 31, 2009 and 2008, our operating profit also increased significantly to US$11.9 million from US$0.7 million for the same period in 2008.

Other income and expenses

Our other income and expenses mainly include interest income, interest expenses, bank charges, exchange gains or losses, value added tax refund and other income and expenses.

Interest income, interest expenses and bank charges:

Interest income represents the interest income we earned from cash deposits. The increase in our interest income was due to the increase in our cash deposits. Interest expenses relate to the working capital loans we borrowed from our Japanese shareholder (annual interest rate of 3% to 5%) which were mostly short-term loans with an effective credit period from three to six months. Bank charges represent the handling charges for issuance of letters of credit and other bank transactions.

Exchange gains or losses:

Exchange gains or losses were considered relatively significant for the nine months ended December 31, 2009 compared with other reporting periods due to the following transactions: (1) our Hong Kong subsidiary Hua Shen HK (which keeps its bank deposits in US dollars during its normal course of business) borrowed pursuant to a shareholder loan which was approximately JPY500 million from our Japanese shareholder in June 2009. We recognized approximately US$0.5 million exchange loss due to the devaluation of US dollar against the Japanese Yuan for the nine months ended December 31, 2009; (2) we had important contracts signed by our subsidiary Beijing JianXin (using functional currency RMB) with our international suppliers in Euro. We recognized approximately US$0.2 million exchange gain due to the devaluation of the RMB against the Euro. Management believes that further fluctuation of these currencies will have an impact on both our operating results and financial positions.

Value added tax refund

Our PRC subsidiary Beijing Jianxin has been recognized by the PRC government as a software enterprise with its own software copyright. Under the PRC government’s preferential policies for software enterprises, Beijing Jianxin is entitled to a refund of 14% value added tax in respect of sales of self-developed software products. We recognize the value added tax refund only when it has been received. There is no condition to the use of the refund received.

As a result of the foregoing, our income before income tax increased significantly to US$7.1 million for the year ended March 31, 2009 from US$3.0 million for the year ended March 31, 2008. For the nine months ended December 31, 2009 and 2008, our income before income tax also increased significantly to US$11.3 million from US$0.8 million for the same period in 2008.

Income tax expenses

As a holding company incorporated in the British Virgin Islands (“BVI”), we are not subject to any income tax in the BVI. Under the Inland Revenue Ordinance of Hong Kong, only profits arising in or derived from Hong Kong are chargeable to Hong Kong profits tax, whereas the residence of a taxpayer is not relevant. Therefore, our Hong Kong subsidiaries Hua Shen HK, PEL HK and Bright Flow are generally subject to Hong Kong income tax on its taxable income derived from the trade or businesses carried out by them in Hong Kong at 16.5% for the year ended March 31, 2009 and the nine months ended December 31, 2009, and 17.5% for the year ended March 31, 2008.

Our PRC subsidiary Beijing JianXin is generally subject to PRC enterprise income tax (“EIT”). However, it has been recognized by the relevant PRC tax authority as a software enterprise with its own software copyright and is entitled to preferential tax treatment – a tax holiday for two-years, EIT exemption from its first profitable year (calendar year 2009) and a 50% reduction on its EIT rate for the three ensuing years.

Net income

As a result of the foregoing, our net income increased significantly to US$7.1 million for the year ended March 31, 2009 from US$3.0 million for the year ended March 31, 2008. For the nine months ended December 31, 2009 and 2008, our net income increased significantly to US$11.3 million from US$0.8 million for the same period in 2008.

B.           Liquidity and capital resources

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Restricted cash is excluded from cash and cash equivalents. As of the years ended March 31, 2009 and 2008 we had cash and cash equivalents of US$5.0 million and US$6.6 million, respectively. As of the nine months ended December 31, 2009, we had cash and cash equivalents of US$18.2 million.

Our liquidity needs include: (i) net cash used in operating activities which consists of: (a) cash required to import the equipment to be distributed to our customers, and (b) related freight expenses needed to be borne by our company; and (ii) our general working capital needs, which include payment for staff salary and benefits, payment for office rental and other administrative suppliers, and net cash used in investing activities that consist of the investments in computers and other office equipment. Before the year ended March 31 2009, we financed our liquidity needs primarily through working capital loans obtained from our shareholders. During the nine months ended December 31, 2009, we generated a positive net cash flow from our operating activities and repaid a significant portion of the shareholder loans, which amounted to approximately US$8.5million to our Japanese shareholder.

The following tables provide detailed information about our net cash flow for the periods indicated:

	Year ended March 31,
	2009	2008
	Amount in thousands of US dollars

Net cash provided by (used in) operating activities	(4,353)	(2,155)
Net cash provided by (used in) investing activities	(13,546)	(1,350)
Net cash provided by (used in) financing actives	16,371	9,901
Effect of foreign currency exchange rate changes on cash	(3)	13
Net increase/(decrease) in cash and cash equivalents	(1,531)	6,409

	Nine months ended December 31,
	2009	2008
	Amount in thousands of US dollars

Net cash provided by/(used in) operating activities	7,841	(4,041)
Net cash provided by/(used in) investing activities	13,786	6,073
Net cash provided by financing actives	(8,519)	(5,355)
Effect of foreign currency exchange rate changes on cash	27	(19)
Net increase/(decrease) in cash and cash equivalents	13,135	(3,342)

Net cash provided by (used in) operating activates:

Before March 31, 2009, a very significant portion of our cash was used to import equipment from our suppliers. Before the equipment was shipped to our customers, the prepayment was recorded as prepayment to suppliers which was included in prepaid expenses and other current assets. After the equipment was shipped to our customer but before it was accepted by our customers, the payments were recorded as deferred cost. We spent approximately US$14 million and US$5 million to import equipment for the years ended March 31, 2009 and 2008, respectively, and approximately US$15 million and US$4 million was recorded as deferred cost for the year ended March 31, 2009 and 2008 respectively, which resulted in a net negative operating cash flow for these periods. In the first half of the fiscal year 2010, the successful completion of our projects and receipt of the final acceptance from our customers allowed deferred costs to be recognized as cost of sales along with the related revenue to be recognized in the same period. We generated a positive operating cash flow of approximately US$7.8 million for the nine months ended December 31, 2009.

Net cash provided by (used in) investing activities:

Our net cash used in investing activities included the following transactions: (1) cash used in purchasing short-term investments; (2) cash received for selling short-term investments; (3) cash used in purchasing office equipment, and (4) cash provided by (used in) resulted from increase or decrease of restricted cash balance which represents our bank deposits held as collateral for our credit facilities. Historically, cash provided by investing activities and used in investing activities except increase or decrease of restricted cash balance were not considered significant. In February 2009, we loaned approximately US$15 million to a third party, which was paid off in December 31, 2009.

Net cash provided by (used in) financing activities:

Our financing activities relate to the loans we borrowed from our shareholders. We borrowed approximately US$26.0 million and US$10.0 million from our shareholders to finance equipment purchases from our suppliers as of years ended March 31, 2009 and 2008, respectively. We repaid approximately US$8.5 million to our Japanese shareholder in the nine months ended March 31, 2009. Our shareholders also forgave approximately US$9.3 million of debt and contributed as capital in the nine months ended December 31, 2009. As of December 31, 2009, we still owe our shareholders approximately US$8.4 million, which we believe will be paid off in a short period with the growth of our business and improvement in our financial position.

C.           Off-Balance Sheet Arrangements

Our company did not have any significant off-balance sheet arrangement as of December 31, 2009.

D.           Tabular Disclosure of Contractual Obligations

The following table sets forth our company’s contractual obligations as of December 31, 2009:

Office Rental
(Unaudited)
Payable within:
- Remainder of fiscal year ending March 31, 2010	$109,409
- fiscal year ending March 31, 2011	379,204
- fiscal year ending March 31, 2012	267,857
- fiscal year ending March 31, 2013	219,385
- fiscal year ending March 31, 2014	14,015
Thereafter	-
Total minimum lease payments	$989,871

Description of Securities

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares: 50,000,000 shares of Common Stock are authorized, par value $0.001 per share, of which 29,538,772 shares are outstanding, and 25,000,000 shares of the Company’s preferred stock are authorized, par value $0.001 per share, of which 15,000,000 are designated and authorized as Series A Preferred Stock, of which 7,086,078 shares are outstanding.

Common Stock

Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 25,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board is authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock.

As of the date hereof, we have designated one series of preferred stock as the Series A Preferred Stock, of which we issued 7,086,078 shares upon the closing of the Private Placement described in Item 3.02 of this Current Report on Form 8-K, all of which remain issued and outstanding. The following are the principal terms of the Series A Preferred Stock:

(a)        pays a cumulative dividend at an annual rate of 8%, payable quarterly, at our option, in cash or in additional shares of Series A Preferred Stock;

(b)        has a preference over the Common Stock on our liquidation, dissolution or winding up equal to the original purchase price per share of Series A Preferred Stock;

(c)        is convertible at any time after issuance, at the option of the holder, into shares of Common Stock, without the payment of additional consideration, at an initial conversion ratio of one-to-one (subject to anti-dilution adjustment);

(d)        automatically converts into shares of Common Stock at the then applicable conversion ratio, at the earlier to occur of the following: (i) the twenty-four (24) month anniversary of the Closing Date, and (ii) such time that the VWAP of the Common Stock is no less than $5.00 for a period of ten (10) consecutive trading days with the daily volume of the Common Stock equal to at least 50,000 shares per day;

(e)        the conversion price and the number of shares of Common Stock underlying the outstanding Series A Preferred Stock (the “Conversion Shares”) are subject to customary adjustments, including weighted average broad-based anti-dilution protection for a period of twelve (12) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement; and

(f)        requires that we, prior to taking certain corporate actions (including certain issuances or redemptions of its securities or changes in its organizational documents), obtain the approval of more than 50% of the Series A Preferred Stock then issued and outstanding, voting as a group.

The Certificate of Designations of the Series A Preferred Stock is incorporated herein by reference and is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Series A Warrants

We have Series A Warrants to purchase up to 1,968,363 Series A Warrant Shares outstanding. The Series A Warrants:

(a)  entitle the holder to purchase that number of Series A Warrant Shares as is equal to 25% of the aggregate number of shares of Common Stock included in the Units and underlying the Series A Preferred Stock purchased by such holder;

(b)  are exercisable at any time after the Closing Date and shall expire three years therefrom;

(c)  are exercisable, in whole or in part, at the Series A Warrant Exercise Price of $4.50 per share, subject to adjustment upon the occurrence of certain events, including recapitalizations, consolidations or combinations of our Common Stock;

(d)  may be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and

(e)  are callable by us following the date that the Common Stock equals or exceeds $9.00 for 15 consecutive trading days and the average daily trading volume of the Common Stock exceeds 75,000 shares for 15 consecutive trading days at a price equal to $0.001 per called Series A Warrant Share.

The form of Series A Warrant is incorporated herein by reference and is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Series B Warrants

We have Series B Warrants to purchase up to 1,968,363 Series B Warrant Shares outstanding. The Series B Warrants:

(a)  entitle the holder to purchase that number of Series B Warrant Shares as is equal to 25% of the aggregate number of shares of Common Stock included in the Units and underlying the Series A Preferred Stock purchased by such holder;

(b)  are exercisable at any time after the Closing Date and shall expire three years therefrom;

(c)  are exercisable, in whole or in part, at the Series B Warrant Exercise Price of $5.75 per share, subject to adjustment upon the occurrence of certain events, including recapitalizations, consolidations or combinations of our Common Stock;

(d)  may be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and

(e)  are callable by us following the date that the Common Stock equals or exceeds $11.50 for 15 consecutive trading days and the average daily trading volume of the Common Stock exceeds 75,000 shares for 15 consecutive trading days at a price equal to $0.001 per called Series B Warrant Share.

The form of Series B Warrant is incorporated herein by reference and is filed as Exhibit 4.2 to this Current Report on Form 8-K.

Market Price of and Dividends on Common Equity and Other Shareholder Matters

Market Information

There is no established public trading market for our Common Stock, however our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “RMSI.” The following table sets forth the high and low bid information for our Common Stock for the period from January 1, 2008 through March 1, 2010. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock
	High	Low

First quarter 2008	$0.45	$0.45
Second quarter 2008	$0.45	$0.45
Third quarter 2008	$0.45	$0.25
Fourth quarter 2008	$0.25	$0.25
First quarter 2009	$0.25	$0.25
Second quarter 2009	$0.25	$0.25
Third quarter 2009	$0.25	$0.25
Fourth quarter 2009	$0.25	$0.25
First quarter 2010 through March 1, 2010	$0.25	$0.25

Holders of Common Stock

As of March 1, 2010, there were of record 67 holders of Common Stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 2, 2010 (after giving effect to the Share Exchange and the related issuances) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of March 2, 2010, we had 29,358,772 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Unit 401-405.4/F, Tower B, Wanliuxingui Building, 28 Wanquanzhuang Road, Haidian District, Beijing, China 100089.

Name & Address of Beneficial Owner and Office, if any	Amount & Nature of Beneficial Ownership (1)	Percent of Class(1)
SJ Asia Pacific Ltd.(2)	6,275,118	21.37%
China LianDi Energy Resources Engineering Technology Ltd.(3)	10,684,660	36.39
Hua Shen Trading (International) Ltd.(4)	6,838,620	23.29
Rapid Capital Holdings Ltd.(5)	1,367,724	4.66
Jianzhong Zuo, Chairman, Chief Executive Officer & President (6)	18,891,004	64.34
Yong Zao, Chief Financial Officer	0	0
Reed Buley, Director (7)	51,000	*
Hirofumi Kotoi, Director Nominee	0	0
TriPoint Global Equities, LLC (8)	1,951,250	6.20
All officers and directors as a group (4 persons)	18,942,004	64.52%

*Less than 1 percent

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days.  Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)
SJ Asia Pacific Ltd. is a wholly-owned subsidiary of SJI Inc., a Jasdaq listed company organized under the laws of Japan. Jian Li is a director of SJ Asia Pacific Ltd.  Its business address is Shinagawa Seaside, East Tower 4-12-8, Higashi-Shinagawa, Shinagawa-Ku, Tokyo, Japan.

(3)
Mr. Jianzhong Zuo, our Chairman, Chief Executive Officer and President, is a director of China LianDi Energy Resources Engineering Technology Ltd. and holds voting and dispositive power over the shares held by it.

(4)	Mr. Jianzhong Zuo, our Chairman, Chief Executive Officer and President, is a director of Hua Shen Trading (International) Ltd. and holds voting and dispositive power over the shares held by it.
(5)	Mr. Jianzhong Zuo, our Chairman, Chief Executive Officer and President, is a director of Rapid Capital Holdings Ltd. and holds voting and dispositive power over the shares held by it.
(6)
Includes shares held of record by China LianDi Energy Resources Engineering Technology Ltd., Hua Shen Trading (International) Ltd. and Rapid Capital Holdings Ltd., each over which Mr. Zuo maintains voting and dispositive power.

(7)	Includes 1,000 shares held of record by Mr. Buley’s spouse.
(8)
Includes (a) the following securities held by TriPoint Global Equities, LLC, our placement agent in the Private Placement: (i) 250,000 shares of Common Stock, (ii) 58,484 shares of Common Stock underlying a placement agent warrant, (iii) 524,222 shares of Common Stock underlying a placement agent warrant to purchase 524,222 shares of Series A Preferred Stock, (iv) 148,955 shares of Common Stock underlying a Series A placement agent warrant, and (v) 148,955 shares of Common Stock underlying a Series B placement agent warrant; and (b) the following securities held by TriPoint Capital Advisors, LLC, our financial consultant: (i) 820,634 shares of Common Stock.  Mark Elenowitz and Michael Boswell share voting and dispositive power over the securities held by TriPoint Global Equities, LLC. Mark Elenowitz and Michael Boswell, along with Louis Taubman, share voting and dispositive power over the securities held by TriPoint Capital Advisors, LLC.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the Exchange Agreement, on February 26, 2010, we issued an aggregate of 27,354,480 shares of our common stock to the China LianDi Shareholders.  We received in exchange from the China LianDi Shareholders 50,000 shares of China LianDi, representing 100% of the issued and outstanding shares of China LianDi, which exchange resulted in China LianDi becoming our wholly-owned subsidiary. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

As more fully described in Item 1.01 above, on February 26, 2010, immediately following the Share Exchange, we consummated the Private Placement for the issuance and sale of Units, consisting of an aggregate of (a) 7,086,078 shares of Series A Preferred Stock, (b) 787,342 Shares, (c) three-year Series A Warrants to purchase up to 1,968,363 Series A Warrant Shares, and (d) three year Series B Warrants to purchase up to 1,968,363 Series B Warrant Shares, for aggregate gross proceeds of approximately $27.56 million.

In connection with the Private Placement, TriPoint Global Equities, LLC (“TriPoint Global”) acted as our financial advisor and placement agent. TriPoint Global received a cash fee equal to 7% of the gross proceeds received by us in connection with the Private Placement, warrants to purchase 708,608 shares of Series A Preferred Stock, warrants to purchase 78,734 shares of Common Stock, Series A Warrants to purchase 196,836 shares of Common Stock and Series B Warrants to purchase 196,836 shares of Common Stock. Additionally, Tripoint Global is acting as solicitation agent on our behalf in connection with the exercise of the Series A Warrants or Series B Warrants issued in connection with the Private Placement and we will pay TriPoint Global a cash fee of 8% of the aggregate consideration received by us in connection with the exercise of such Warrants. TriPoint Global also received a management fee equal to 0.5% of the total proceeds raised from the sale of the Units in the Private Placement and a non-accountable expense fee equal to 0.5% of the gross proceeds raised from the sale of the Units. We also agreed to pay for all of the reasonable expenses the placement agent incurred in connection with the Private Placement.

The issuance of the Units, the Series A Preferred Stock, the Shares, the Series A Warrants, the Series B Warrants and the placement agent warrants pursuant to the Private Placement were exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act.

Item 5.01	Changes In Control of the Registrant

On the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired 50,000 ordinary shares of China LianDi, representing all of the issued and outstanding shares of China LianDi, in exchange for the issuance in the aggregate of 27,354,480 shares of our Common Stock to the China LianDi Shareholders, representing approximately 96% of our shares of Common Stock issued and outstanding.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements which may result in our change in control.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On the Closing Date, Reed Buley resigned as Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary, effective immediately. Our Board of Directors appointed Jianzhong Zuo to serve as Chief Executive Officer and President and Yong Zhao to serve as Chief Financial Officer.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one director, Mr. Buley. Effective on the Closing Date, Mr. Buley resigned from his position as Chairman and appointed Mr. Zuo to serve as Chairman of our Board of Directors.  Mr. Buley tendered his resignation as a director, which is expected to become effective on the tenth day after mailing (the “14F Effective Date”) an Information Statement on Schedule 14F  (the “Schedule 14F”) to our stockholders regarding the change in a majority of our Board as set forth herein.  Mr. Hirofumi Kotoi was also appointed to serve as a member of the Board of Directors effective on the tenth day after mailing of the Schedule 14F to our stockholders.  On such date, our two members of the Board will be Jianzhong Zuo, Chairman, and Hirofumi Kotoi, who will each serve and hold office until the next election of directors by stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Set forth below is information regarding our current directors, executive officers and director nominee.

Name	Age	Position
Reed Buley (1)	51	Director
Jianzhong Zuo	42	Chairman, Chief Executive Officer and President
Yong Zhao	38	Chief Financial Officer
Hirofumi Kotoi (2)	47	Director Nominee

(1) Resignation effective on the 10th day after the mailing of our Schedule 14F to stockholders.

(2) Appointment effective on the 10th day after the mailing of our Schedule 14F to stockholders.

Jianzhong Zuo, Chairman, Chief Executive Officer and President

Mr. Zuo has been our Chief Executive Officer, President and Chairman of the Board since February 26, 2010.  Mr. Zuo founded our wholly-owned subsidiary, Hua Shen Trading (International) Ltd., and served as its President since 1999.  From 1993 to 1996, Mr. Zuo worked at Shenzhen Huashen Shiye International and Beijing Huashen Automation Engineering, and from 1992 to 1993 he was at Beijing Nonferrous Metal Research Institute. He earned his M.S. degree from the University of Science and Technology, Beijing in 1992 and an Executive MBA from the Central European Business School in 2007.

Reed Buley, Director

Mr. Buley resigned as our Chairman, President, Secretary, Chief Executive Officer and Chief Financial Officer on February 26, 2010. He was the manager of a water and fire restoration company serving the Dallas/Fort Worth metroplex from 2000 until 2002 when he became our President. Mr. Buley graduated from Trinity Valley Community College in 1992. He will resign as a member of our Board of Directors on the tenth day after a Schedule 14F is delivered to our stockholders.

Yong Zhao, Chief Financial Officer

Mr. Zhao was appointed as our Chief Financial Officer on February 26, 2010. Mr. Zhao joined our wholly owned subsidiary, Beijing JianXin Petrochemical Engineering Ltd., as the Chief Financial Officer in 2008. From 1998 to 2008, he served as a financial manager for Beijing Feite Tianyuan Environmental Protection, Ltd., Co., Beijing Huashen Huizheng System Engineering Technology, Ltd., Co. and Beijing Huashen Guotong Technology Development Ltd. Mr. Zhao earned his Certificate in Project Financial Analysis at Beijing Technology and Business University in 2004 and earned his Bachelors Degree in Finance from Capital University of Economics and Business in 1992.

Hirofumi Kotoi, Director Nominee

Mr. Kotoi is a Vice-President & Representative Director at SJI Inc. where he has worked since June 1990. He earned his master degree from Kyoto University and completed a Ph.D. course major in Computer science. He also studied at the University of Science and Technology of China. A Chinese native, he came to Japan as a government funded overseas student in 1981. Mr. Kotoi will become a member of our Board of Directors upon the resignation of Mr. Buley.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Employment Agreements

We have entered into employment agreements with Jianzhong Zuo and Yong Zhao.

Jianzhong Zuo

Mr. Zuo’s employment agreement, effective June 15, 2008, provides that Mr. Zuo will be employed as President of Beijing JianXin for a two year term. During the term of the agreement, Mr. Zuo will devote substantially all of his time to the service of the Company and may not compete directly or indirectly with us.  We may terminate Mr. Zuo for cause at any time, and without cause upon 30 days notice. Mr. Zuo may resign without good reason upon 30 days notice.

Mr. Zuo receives no annual salary under the agreement or otherwise.

Yong Zhao

Mr. Zhao’s employment agreement, effective June 15, 2008, provides that Mr. Zuo will be employed as Chief Financial Officer of Beijing JianXin for a two year term. During the term of the agreement, Mr. Zhao will devote substantially all of his time to the service of the Company and may not compete directly or indirectly with us.  We may terminate Mr. Zhao for cause at any time, and without cause upon 30 days notice. Mr. Zhao may resign without good reason upon 30 days notice.

Mr. Zhao has a verbal agreement with management setting his compensation at $7,028 annually and a bonus of $3,514 annually.

Executive Compensation

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2009 and 2008, to each of the following named executive officers.

Summary Compensation of Named Executive Officers
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compen-sation ($)	Total ($)

Reed Buley, CEO, CFO, President and Secretary (1)	2009	-	-	-	-	-
	2008	30,863	-	-	-	30,863
Jianzhonog Zuo, President and Chief Executive Officer	2009	-	-	-	-	-
	2008	-	-	-	-	-
Yong Zhao, Chief Financial Officer	2009	7,028	3,514	-	-	10,542
	2008	7,028	3,514	-	-	10,542

(1) Resignation effective on the 10th day after the mailing of our Schedule 14F to stockholders.

In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors, but may participate in our incentive compensation program, once such a program is established.

We have no equity compensation plans.

Director Independence

We do not have any independent directors, but our Board of Directors is in the process of searching for suitable candidates. Our Board of Directors does not have any committees, as companies whose securities are traded on the OTC Bulletin Board are not required to have board committees. However, at such time in the future that we appoint independent directors to the Board of Directors, we expect to form the appropriate board committees required pursuant to the NASDAQ Listing Rules.

Certain Relationships And Related Party Transactions

As of December 31, 2009, we rented warehouse space and a truck from the wife of Reed Buley, our former Chief Executive Officer who was also our former majority shareholder, at a percentage of revenues, which is intended to approximate fair market value. As of February 26, 2010, this agreement has been terminated and any liability settled.

We owed Mr. Buley $23,847 as of December 31, 2009 for operating expenses paid on our behalf. As of February 26, 2010, pursuant to the Share Exchange Agreement, such liability was assumed by Mr. Buley.

We owed $27,560 as of December 31, 2009 to a consultant, who is also a shareholder, for professional fees paid on our behalf. As of February 26, 2010, pursuant to the Share Exchange Agreement, such liability was assumed by Mr. Buley.

As of December 31, 2009, we had two notes payable totaling $41,000 due to the father of Mr. Buley, our former CEO. As of February 26, 2010, pursuant to the Share Exchange Agreement, such liabilities were assumed by Mr. Buley.

TriPoint Capital Advisors, LLC

On February 26, 2010, we issued TriPoint Capital Advisors, LLC, an affiliate of TriPoint Global Equities, LLC, 820,634 shares of Common Stock pursuant to the Share Exchange Agreement in exchange for the 1,500 shares of China LianDi that it owned.

Lock Up Agreements

On the February 26, 2010, we entered into a lock-up agreement with China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, whereby such entity is prohibited from selling the Company’s securities until six (6) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement. For one (1) year thereafter, it will be permitted to sell up to 1/12 of its initial holdings every month.

Securities Escrow Agreement

On February 26, 2010, we entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which China LianDi Energy Resources Engineering Technology Ltd., an affiliate of Jianzhong Zuo, our Chief Executive Officer, President and Chairman, delivered into an escrow account 1,722,311 shares of Common Stock to be used as a share escrow for the achievement of a Fiscal Year 2011 net income performance threshold of $20.5 million. With respect to the 2011 performance year, if we achieve less than 95% of the 2011 performance threshold, then the escrowed shares for such year will be delivered to the Investors in the amount of 86,115.55 shares (rounded up to the nearest whole share and pro rata based on the number of shares of Series A Preferred Stock owned by such Investor at such date) for each full percentage point by which such threshold was not achieved, up to an aggregate maximum of 1,722,311 shares.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 26, 2010, as a result of the consummation of the Share Exchange, the Registrant changed its fiscal year end from December 31 to March 31 to conform to the fiscal year end of China LianDi.

Item 5.06	Change in Shell Company Status.

As described in Item 1.01 of this Form 8-K, on February 26, 2010, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of China LianDi in exchange for the issuance of 27,354,480 shares of Common Stock to the LianDi Shareholders.

As a result of the Share Exchange, China LianDi became our wholly-owned operating subsidiary and, upon the issuance of the 27,354,480 shares of Common Stock to the China LianDi Shareholders, the former shareholders of China LianDi owned in the aggregate, approximately 93% of all of our issued and outstanding stock. We currently have 29,358,772 shares of Common Stock outstanding, including the shares issued in the Private Placement.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 7.01	Regulation FD Disclosure.

From January 13, 2010 through February 26, 2010, management of China LianDi held presentations for potential investors.  The investor presentation is attached as Exhibit 99.4 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On March 1, 2010, we issued a press release announcing the Private Placement.  A copy of the press release is attached as Exhibit 99.5 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the reverse take-over transaction under the Exchange Agreement, as described in Item 1.01.  As a result of the closing of the Exchange Transaction, our primary operations consist of the business and operations of China Liandi, which are conducted by Beijing JianXin in the PRC.  In the Share Exchange, Remediation Services, Inc. is the accounting acquiree and China LianDi Clean Technology Engineering Ltd. is the accounting acquiror.  Accordingly, we are presenting the financial statements of China LianDi Clean Technology Engineering Ltd. and subsidiaries.

(a)	Financial statements of business acquired.

(i)	Audited consolidated financial statements of China LianDi Clean Technology Engineering Ltd. as of and for the years ended March 31, 2009 and 2008, and related notes thereto.

(ii)	Unaudited statements of income and cash flows of China LianDi Clean Technology Engineering Ltd. for the nine months ended December 31, 2009 and 2008.

Pro forma financial information.

(i)	Unaudited pro forma financial statements and related notes thereto.

(b)	Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement dated February 26, 2010
3.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
4.1	Form of Series A Warrant
4.2	Form of Series B Warrant
10.1	Securities Purchase Agreement dated February 26, 2010
10.2	Registration Rights Agreement dated February 26, 2010
10.3	Securities Escrow Agreement dated February 26, 2010
10.4	Lock-up Agreement with China LianDi Energy Resources Engineering Technology Ltd. dated February 26, 2010
10.5	Form of Employment Agreement with Jinahua Zuo and Yong Zhao
10.6	Sales Contract by and between Hua Shen Trading (International) Limited and China Petrochemical International Co. Ltd. dated as of September 28, 2007

10.7	Cooper Cameron Valves Authorization Letter dated as of September 6, 2006
10.8	Form of Rotork Authorization Letter
10.9	International Distributor Agreement by and between Petrochemical Engineering Limited and DeltaValve dated as of February 12, 2010
10.10	Poyam Authorization Letter dated as of March 20, 2008
10.11	After-sale Services Agreement by and between Petrochemical Engineering Limited and AMPO S. Coop Poyam Valves dated as of January 20, 2010
10.12	Entrustment purchase agreement by and between Beijing JianXin Petrochemical Engineering Ltd. and Petrochemical Engineering Limited
23.1	Consent of AGCA, independent registered accountants.
99.1
Audited consolidated balance sheets of China Liandi Clean Technology Engineering Limited and its subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years ended March 31, 2009

99.2	Unaudited statements of income and cash flows of China LianDi Clean Technology Engineering Ltd. for the nine months ended December 31, 2009 and 2008
99.3	Unaudited pro forma financial statements and related notes thereto
99.4	Investor Presentation
99.5	Press Release dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEDIATION SERVICES, INC.

By:	/s/ Jianzhong Zuo
Name:	Jianzhong Zuo
Title:	Chief Executive Officer
Dated:	March 4, 2010

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